Exhibit 99.1

June 11, 2018

Special Committee of the Board of Directors

GGP Inc.

350 North Orleans St.

Suite 300

Chicago, IL 60654

Re:	Amendment No. 1 to Registration Statement on Form S-4/F-4 of GGP Inc. and Brookfield
Property Partners L.P. (333-224593/224594), to be filed with the Securities and
Exchange Commission as of the date hereof (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 26, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Brookfield Property Partners L.P. (“BPY”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of GGP Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018, by and among BPY, Goldfinch Merger Sub Corp., a wholly owned subsidiary of BPY, and the Company.

The Opinion Letter is provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Goldman Sachs & Co. LLC,” “Special Factors – Background of the Transactions,” “Special Factors – Reasons for the Transactions and Recommendation of the Special Committee and the GGP Board,” “Special Factors – Opinion of Goldman Sachs & Co. LLC,” and “Special Factors – Purpose and Reasons of the Parent Parties and the Brookfield Filing Persons for the Transactions,” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)